Exhibit 23.2

February 25, 2021

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219-4541

Gentlemen:

LaRoche Petroleum Consultants, Ltd. does hereby consent to the incorporation by reference in the Registration Statement on Form S-3 and S-4 (No. 333-202918, No. 333-231841, and No. 333-233220) of Dorchester Minerals, L.P. of our estimated reserves included in the Annual Report dated February 25, 2021, for the year ended December 31, 2020, on Form 10-K including, without limitation, Exhibit 99.1 and 99.2, and to references to our firm included in this Annual Report.

LAROCHE PETROLEUM CONSULTANTS, LTD.
By LPC, Inc. General Partner

/s/ Joe A. Young

Joe A. Young, Vice President

2435 N. Central Expy, Suite 1500  ●  Richardson, Texas 75080
Phone (214) 363-3337 ●  Fax (214) 363-1608